EXHIBIT 24

POWER OF ATTORNEY

The undersigned, being a director of Lindsay Corporation (the “Company”), hereby appoints Timothy L. Hassinger as his or her agent and attorney-in-fact for the purpose of executing and filing all reports on Form 10-K relating to the year ending August 31, 2019, and any amendments thereto, required to be filed with the Securities and Exchange Commission by the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date Signed

/s/ MICHAEL C. NAHL	Chairman of Board	October 30, 2019
Michael C. NAHL

/s/ ROBERT E. BRUNNER	Director	October 30, 2019
Robert E. Brunner

/s/ MICHAEL N. CHRISTODOLOU	Director	October 30, 2019
Michael N. Christodolou

/s/ MARY A. LINDSEY	Director	October 30, 2019
Mary A. Lindsey
/s/ CONSUELO E. MADERE	Director	October 30, 2019
Consuelo E. Madere

/s/ DAVID B. RAYBURN	Director	October 30, 2019
David B. Rayburn

/s/ MICHAEL D. WALTER	Director	October 30, 2019
Michael D. Walter